                                                                   EXHIBIT 10.18

                        INVESTMENT MANAGEMENT AGREEMENT

TO: HAMBLIN WATSA INVESTMENT COUNSEL LTD.
     95 Wellington Street West
     Suite 802
     Toronto, Ontario
     M5J 2N7
     Fax No.: 416) 366-3993

                                                           DATE: August 13, 1998

1). We authorize you to manage on a continuous basis an investment account (the "Account") on our behalf on the terms and conditions set out in this agreement.

2). You shall manage the Account in accordance with the investment objectives from time to time communicated in writing by us to you. Until mutually agreed otherwise with the consent of the Insurance Department of the State of New York (the "Department"), the investment guidelines shall be as set out in the investment guidelines attached hereto.

3). Subject to Section 2 above, you shall manage the Account in our name and you are hereby authorized to take such action for the Account as you, in your sole discretion, may consider appropriate for the operation of the Account including, without limitation, the power to buy, sell and exchange and otherwise deal in all securities which may at any time form part of the Account and to invest, in securities selected by you, all funds contained in, paid to or derived from the operation of, the Account, except to the extent that you are otherwise instructed in writing by us.

4). The securities and funds of the Account have been deposited with and shall be held by The Bank of New York at its principal custodian office in New York City (or with such other custodian in the State of New York as is chosen by you from time to time and is acceptable to the Department) (the "Custodian") pursuant to an agreement which we have entered into with the Custodian. We have instructed the Custodian to promptly follow your directions at all times and to provide you with all such information concerning the Account as you may from time to time require in connection with your management of the Account, including without limitation, copies of relevant monthly statements.

5). Provided you have used reasonable care and diligence you shall not be responsible for any damage, loss, cost or other expense sustained in the operation of the Account or relating in any manner to the carrying out of your duties under this agreement. We agree that you shall be entitled to assume that any information communicated by us or the Custodian to you is accurate and complete, and that in making investment decisions you shall be entitled to rely on publicly available information or on information which you believe to have been provided to you in good faith, in both cases barring actual knowledge by you to the contrary.

6). You shall be entitled to such fees, payable quarterly in arrears, for your management of the Account as you may specify from time to time. Attached hereto is a copy of your current fee schedule and you agree to give us thirty (30) days prior written notice of any change in such schedule, which change shall require the approval of the Department. Such fees shall be the exclusive fees and charges payable (excluding third party disbursements reasonably incurred) for your management of the Account. As regards third party services, you will charge us only the amount of your actual disbursements paid to arm's length third parties for such services, and you will select as agents, brokers or dealers executing orders or acting on the purchase or sale of portfolio securities only agents, brokers or dealers operating in the United States.

7). You shall deliver in writing to us, as soon as practicable after implementation of an investment decision, your confirmation of such implementation to enable us to ascertain that such implementation has been effected pursuant to the guidelines and procedures of our Board of Directors or a duly authorized committee thereof. Otherwise, the nature and timing of your reporting to us on the status of the Account shall be at least quarterly, within 45 days after the end of each quarter.

8). We acknowledge receipt of a copy of policies that you have established to ensure that investment opportunities are allocated fairly among your discretionary investment accounts and we confirm that these policies, until revised by you, will apply to the account.

9). Either party hereto may terminate this agreement without penalty by giving the other party at least thirty (30) days advance written notice of its desire to terminate the same. In the event that the day upon which this agreement is so terminated is a day other than the first day of a calendar quarter, the fees payable in accordance with paragraph 6 for such quarter shall be pro-rated and shall be determined having regard to the market value of the Account based upon the most recent financial report which has been delivered to you by the Custodian.

10). All notices and communications to either party to this agreement shall be in writing and shall be deemed to have been sufficiently given if signed by or on behalf of the party giving the notice and either delivered personally or sent by prepaid registered mail addressed to such party at the address of such party indicated herein. Any such notice or communication shall be deemed to have been received by any such party if delivered, on the date of delivery, or if sent by prepaid registered mail on the fourth business day following mailing thereof to the party to whom addressed. For such purpose, no day during which there shall be a strike or other occurrence interfering with normal mail service shall be considered a business day.

11). This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors. This agreement may not be assigned by either party.

12). This agreement, when executed, shall replace all earlier agreements between us in connection with your management of our managed investment account on a discretionary basis, without prejudice to any action taken under any such agreements. We acknowledge that we have read and understood this agreement and that we have received a copy of the same. You and we each acknowledge that the terms of this agreement are the exclusive and conclusive terms of our mutual agreement with regard to the subject matter hereof.

13). Any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof, shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire.

     The members of the Board shall be active or retired disinterested officers of insurance or reinsurance companies.

     One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within fifteen (15) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its rights to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. In the event of the death, disability or incapacity of an arbitrator or the umpire, a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator or umpire to be replaced.

     Each party shall submit its case to the Board within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

     The sittings of the Board shall take place in New York, New York. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of law. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

     Each party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the party, as above provided, the expenses of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties. The arbitrators may allocate any and all of the costs and fees against the losing party upon a determinations that the position of the losing party was, in whole or in part, groundless, specious or otherwise without merit or asserted primarily for the purposes of obfuscation or delay.

14). The provisions in Schedule A attached hereto are hereby incorporated into, and form part of, this agreement.

15). This agreement may only be amended by written agreement signed by the parties and approved by the Department.

                                                   CRUM & FORSTER INDEMNITY COMPANY
                                                   --------------------------------------------
                                                   NAME (Please Print)
                                                   305 Madison Avenue, Morristown, NJ 07960
                                                   --------------------------------------------
                                                   ADDRESS
                                                   (973) 490-6612
                                                   --------------------------------------------
                                                   FAX NO.:

/s/ VALERIE GASPARIK                               BY:  /s/ RICHARD LUTENSKI
--------------------------------------------           ----------------------------------------
WITNESS                                                AUTHORIZED SIGNATURE
                                                       Richard Lutenski
                                                   ----------------------------------------
                                                       NAME OF AUTHORIZED SIGNATORY

     We accept the Account and the Foregoing.

DATED AT TORONTO, as of the 13th

DAY OF August, 1998.
                                      HAMBLIN WATSA INVESTMENT COUNSEL LTD.
                                      BY:  /s/ F. BRIAN BRADSTREET
                                         ---------------------------------------
                                         AUTHORIZED OFFICER
                                         F. Brian Bradstreet
                                         ---------------------------------------
                                         NAME OF AUTHORIZED OFFICER

                                   SCHEDULE A

(i)  Notices

     Unless otherwise specified herein, all notices, instructions, advices or other matters covered or contemplated by this Agreement, shall be deemed duly given when received in writing (including by fax or other similar form of transmission) by you or us, as applicable, at the address or fax number first above written or such other address or fax number as shall be specified in a notice similarly given.

(ii) Governing Laws; Jurisdiction; Service of Process

     This Agreement shall be governed and construed in accordance with the laws of the State of New York, our state of domicile. Each of the parties hereto submits to the jurisdiction of the state and federal courts sitting in the Borough of Manhattan, State of New York, in any action or proceeding arising out of or relating to this Agreement and all claims in respect of any such action or proceeding may be heard or determined in any such court; and service of process, notices and demands of such courts may be made upon you by personal service to Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 or by mailing copies of such process, notices and demands by certified or registered mail to such address (such address being automatically changed to the principal office from time to time of Shearman & Sterling in New York, New York).

(iii) Insurance Department Approval

     This Agreement may be subject to the non-disapproval or approval of the Department, and such terms and conditions hereof as may be required by the Department to be altered or amended shall be deemed acceptable to the parties hereto, to the extent same shall not change the substance and intent of this Agreement.

(iv) Inspection of Records

     You and we and the duly authorized representatives of each of us shall, at all reasonable times, each be permitted access to all relevant books and records of the other pertaining to this Agreement. You and your duly authorized representatives shall provide to the Department, within fifteen
     (15) days of any request from the Department therefor, copies of all your books and records as they pertain to us (or any portion thereof as may be specifically requested).

                             INVESTMENT MANAGEMENT
                                  FEE SCHEDULE

     Investment management fees are comprised of two parts:

                            (A). The Base Fee Amount
                                      and
                         (B). The Incentive Fee Amount

(A). The Base Fee Amount

     1) As described in Part 6 on the Investment Management Agreement, fees will be payable quarterly in arrears.

     2) After the end of each calendar quarter year, Hamblin Watsa Investment Counsel Ltd. shall submit its investment management charges in accordance with the schedule below.

     3) The charges are on a calendar year basis. They will be calculated at the end of each calendar quarter year based upon the average of the market value of the funds at the close of business for the three (3) preceding months.

       MARKET VALUE                                                    CHARGE
4)     ------------                                                    ------
       On Total Market Value.......................................     .10%

(B). The Incentive Fee Amount

     The incentive fee amount relates to the investment management of equity securities only.

    Annual Base Fee:                        a) If performance equals or exceeds benchmark, base fee
                                            is unchanged from current fee.
                                            b) If performance is less than benchmark, base fee is
                                            90% of current fee.
    Maximum Fee:                            1.75% (including base).
    Benchmark:                              S&P 500 + 200 basis points.
    Incentive Fee:                          Continuous rate of 10 basis point for every 100 basis
                                            points of outperforming the benchmark. (Incentive fee is
                                            in addition to base fee).
    Basis of Calculation:                   Payable annually based on calendar year results. Not
                                            earned or paid unless results since inception (net of
                                            all fees) exceed benchmark return.
    Inception Date:

(C). Maximum Investment Management Fee

     Notwithstanding the foregoing, the maximum investment management fee payable in any calendar year will be .25% of the Total Market Value (as calculated in (A) 4) above); provided that any investment management fee not payable in any calendar year as a result of the restriction in the preceding sentence will be carried over to a succeeding calendar year, but the total investment management fee payable in any such calendar year, including any carry-over payment, shall be limited as provided by the preceding sentence.

HAMBLIN WATSA INVESTMENT COUNSEL LTD.
SIGNATURE:     /s/ F. BRIAN BRADSTREET
               ----------------------------------
NAME & TITLE:  F. BRIAN BRADSTREET/VICE PRESIDENT
               ----------------------------------
DATED AS OF:   AUGUST 13, 1998
               ----------------------------------
ACCEPTED BY:   RICHARD LUTENSKI
               ----------------------------------
SIGNATURE:     /s/ RICHARD LUTENSKI
               ----------------------------------
TITLE:         VICE PRESIDENT -- CFO
               ----------------------------------
DATED AS OF:   08/17/98
               ----------------------------------

INVESTMENT OBJECTIVES

1). Invest for the long term always providing sufficient liquidity for the payment of claims and other policy obligations.

2).  Ensure preservation of invested capital for policy holder protection.

3).  Invest in accordance with insurance regulatory guidelines.

INVESTMENT GUIDELINES

1).  Approach

     All investments are to be made using the value approach by investing in companies at prices below their underlying long term values to protect capital from loss and earn income over time and provide operating income as needed.

     With regard to equities, no attempt is made to forecast the economy or the stock market. The manager will attempt to identify financially sound companies with good potential profitability which are selling at large discounts to their intrinsic value. Appropriate measures of low prices may consist of some or all of the following characteristics: low price earnings ratios, high dividend yields, significant discounts to book value, and free cash flow. Downside protection is obtained by seeking a margin of safety in terms of a sound financial position and a low price in relation to intrinsic value. Appropriate measures of financial integrity which are regularly monitored, include debt/equity ratios, financial leverage, asset turnover, profit margin, return on equity, and interest coverage.

     As a result of this bargain hunting approach, it is anticipated that purchases will be made when economic and issue-specific conditions are less than ideal and sentiment is uncertain or negative. Conversely, it is expected that gains will be realized when issue-specific factors are positive and sentiment is buoyant. The investment time horizon is one business cycle (approximately 3-5 years).

     As regards bonds, the approach is similar. No attempt is made to forecast the economy or interest rates. The manager will attempt to purchase attractively priced bonds offering yields better than Treasury bonds with maturities of 10 years or less that are of sound quality i.e. whose obligations are expected to be fully met as they come due. We do not regard rating services as being an unimpeachable source for assessing credit quality any more than we would regard a broker's recommendation on a stock as being necessarily correct. In any form of investment research and evaluation, there is no substitute for the reasoned judgment of the investment committee and its managers.

2).  Liquidity

     An adequate cash flow should be maintained to ensure that claims and operating expenses are paid on a timely basis. An operating cash position is to be maintained at appropriate levels and will be managed by the insurance operating company in accordance with the approved list for investments as determined from time to time by the Investment Committee. These securities will be managed by the Insurance Company as part of the Treasury function and currently are restricted primarily to Treasury and Agency securities of the U.S. government.

3).  Regulatory

     Insurance regulations will be complied with, specifically Article 14 of the State of New York Insurance Law.

4).  Diversification

     The portfolio is to be invested in a wide range of securities of different issuers operating in different industries and jurisdictions in order to minimize risk.

5).  Prudent Person Rule

     Prudent investment standards are considered in the overall context of an investment portfolio and how a prudent person would invest another person's money without undue risk of loss or impairment and with a reasonable expectation of fair return.

STRATEGY

1).  Maintain Adequate Liquidity

     A review of portfolio liquidity is undertaken on a monthly basis. This liquidity analysis determines how much of each portfolio can be converted to cash in a given time period. Each company determines its liquidity requirements and the liquidity of the portfolio must match the requirement.

2).  Asset Allocation

     The asset allocation will be determined by the Portfolio Manager and will include short term investments that will generate appropriate cash flows and long term investments in stocks, bonds, debentures and money market investments, both domestic and foreign. The allocation will be in compliance with regulatory guidelines and should meet policy liabilities.

3).  Foreign Exchange Risk

     Any foreign currency investments and exposures would normally be hedged via the use of forward foreign exchange contracts and/or currency options or preferably by a natural hedge with foreign pay liabilities of the Insurance Company. Unhedged foreign investments will be limited to 10% of invested assets at cost if judged appropriate. Unhedged exposure above this amount must be approved by the Investment Committee.

4).  Interest Rate Risk

     Interest rate risk will be minimized primarily through investment in fixed income securities with maturities less than ten years. While there are no specific duration/maturity limits for convertible securities, these issues are included in the total fixed income duration/term measure. Maximum fixed income portfolio duration is limited to the equivalent of a ten year term to maturity Treasury security.

INVESTMENT POLICY MIX

     The Investment Committee has established the following exposure ranges for various asset mix classes:

                                                                 RANGE
                                                                --------
Equities....................................................        0-25%
Fixed Income................................................       0-100%
Cash........................................................    Residual
                                                                --------
Total.......................................................         100%
                                                                ========

     Within the Foxed Income portfolio, the Taxable/Tax Exempt mix will be determined relative to the consolidated tax position of the Insurance Company and the relative investment attractiveness of available tax exempt securities.

     The Investment Committee will control the total asset mix and will give performance objectives to the Investment Manager regarding the assets managed.

RETURN EXPECTATIONS

     Total asset mix policy is expected on an annual basis to result in returns better than the Consumer Price Index plus 3% over a ten year period before the disbursement of investment management fees. However, in any one year the annual return may be significantly above or below this expectation.

INVESTMENT OBJECTIVES OF THE FUND MANAGER

     The Manager, subject to regulatory and company imposed constraints mentioned elsewhere, expects to provide additional returns to those returns that would be earned by the alternative of passively managing a surrogate market index.

     Performance of the Fund Manager is expected to result in the following returns:

         All Equities..............    S&P 500 + 1% point
         Fixed Income:
           Taxable Bonds...........    Merrill Lynch Intermediate Treasury Index + 0.25%
           Tax-Advantaged Bonds....    Lehman Brothers 3 & 5 Year State GO Indexes

     Measured over four (4) year moving periods.

               AGGREGATE INVESTMENT LIMITS, PERMITTED INVESTMENT
                  CATEGORIES AND INDIVIDUAL INVESTMENT LIMITS

PERMITTED INVESTMENT CATEGORIES WITHIN ASSET CLASSES

    Cash:                     Cash on hand, demand deposits, treasury bills, short-term
                              notes and bankers' acceptances, term deposits and guaranteed investment certificates.
    Equity:                   Common shares, rights and warrants.
    Fixed Income:             Bonds, debentures, preferred shares, including those
                              convertible into common shares.

     All of the above may be either U.S. domestic, Canadian, or other foreign investments.

     Convertible preferred securities will be classified as equities if the preferred dividend is not being paid.

     Private placement issues in public companies are allowed.

INVESTMENT CONSTRAINTS

     All investments will be made in accordance with all applicable legislation.

INDIVIDUAL INVESTMENT LIMITS

     Any combination of investments in any one corporate issuer will be limited to a maximum of 5% of admitted assets. Exposure beyond 5% will require approval of the Investment Committee.

QUALITY CONSTRAINTS

     The Investment Manager may invest in the permitted investment categories listed in the Investment Objectives and Policy Statement subject to the following quality constraints:

     Investments in money market instruments (less than or equal to 1 year term) will be limited to the approved list. This list will include money market instruments of the U.S. Treasury, Agencies of the U.S. government, and as a minimum commercial paper rated A1 or higher by Moody's and rated P1 or higher by Standard & Poor's.

     Investments in bonds and preferreds will be limited by quality tier as follows:

                  LIMITS AS A % OF THE FIXED INCOME PORTFOLIO

    BOND RATING                                                   % OF TOTAL   MIN./MAX.
    -----------                                                   ----------   ---------
    A or better.................................................      65%      Min.
    BBB.........................................................      35%      Max.
    BB, B.......................................................      10%      Max.
    C, D........................................................       0%

     The above limits are subject to adjustment to conform with the regulatory requirements of Article 14 of the New York State Insurance Law.

     Limits are determined on a cost basis and include convertible securities.

     Downgrades will be taken into account when making new investments but will not necessarily result in the sale of existing positions.

     Securities un-rated by the public rating agencies must be rated by the Investment Manager and included as part of the categories above for the purposes of determining overall exposure by quality tier.

     Any exceptions to the above must be approved by the Investment Committee.

PROHIBITED INVESTMENTS

     No loans will be made in any of the investment portfolios.

     No Real Estate will be purchased without Investment Committee approval.

     No Mortgages on real estate will be purchased without Investment Committee approval. The exceptions to this are obligations issued by an agency of the U.S. Government, or by U.S. domiciled corporations that are issued as part of a registered public offering that also meet the minimum quality tier requirements.

FOREIGN INVESTMENT LIMIT

     Foreign Securities may be purchased in compliance with established regulatory guidelines and with the policy on foreign exchange risk outlined herein.

     Foreign investments must be in the same kinds of securities and investments as the Insurance Company is normally allowed.

OTHER

     Derivative securities may be purchased up to 2% of the portfolios cost at book. Use of derivative investments is infrequent and for hedging purposes. Derivative investments will be justified to the Investment Committee prior to use.